Exhibit 5.2

HAYNES AND BOONE, LLP

March 7, 2022

Locafy Limited

246A Churchill Avenue

Subiaco WA 6008

Australia

Ladies and Gentlemen:

We have acted as New York counsel to Locafy Limited, a company incorporated under the laws of Australia (the “Company”), in connection with the proposed offering of a maximum aggregate offering price of $22,362,500 of (i) units (the “Units”), with each such unit consisting of (a) one ordinary share, no par value, of the Company (the “Ordinary Shares”) and (b) one warrant to purchase one Ordinary Share (the “Investor Warrants”), and such Investor Warrants to be issued under a warrant agency agreement to be entered into by the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively, as warrant agent (the “Warrant Agreement”), (ii) warrants (“Representative’s Warrants” and together with the Investor Warrants, the “Warrants”) to be issued to the representative of the underwriters as compensation, and (iii) Ordinary Shares underlying the Warrants. The Units, the Ordinary Shares, the Warrants and the Ordinary Shares issuable upon exercise of the Warrants are being offered and sold pursuant to a Registration Statement on Form F-1 (File No. 333-262442) originally filed with the U.S. Securities and Exchange Commission on February 1, 2022 (the “Registration Statement”).

Our opinions set forth below are limited solely to the laws of the State of New York (collectively, the “Applicable Laws”). We have not considered and express no opinion on the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Applicable Laws).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein; (ii) the form of Warrant Agreement; (iii) the specimen warrant certificate (the “Warrant Certificate”) for the Investor Warrants; (iv) the form of Representative’s Warrant; and (v) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

In rendering the opinion set forth below, we have also assumed that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the Company has duly authorized the issuance of the Warrants pursuant to the Registration Statement in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (3) Company has duly authorized, executed and delivered the Warrant Agreement in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (4) the Company has duly authorized each of the Warrant Certificate and the form of Representative’s Warrant in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (5) the execution, delivery and performance by the Company of the Warrant Agreement and the issuance of the Warrants pursuant thereto and the form Warrant Certificate do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York), (6) the Warrant Agreement will have been executed and delivered by all applicable parties and will be enforceable in all respects in accordance with its terms, and (7) the execution, delivery and performance by the Company of the Warrant Agreement and the offering and issuance of the Warrants pursuant to the Registration Statement (a) do not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) complies with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in the paragraph above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP